EXHIBIT 99.3

LETTER TO HOLDERS

TO HOLDERS OF UNREGISTERED 8% SENIOR NOTES DUE 2013

Thornburg Mortgage, Inc. is offering to exchange (the “Exchange Offer”) up to $55,000,000 of its newly registered 8% Senior Notes due 2013 (“New Notes”) for its outstanding unregistered 8% Senior Notes due 2013 (“Outstanding Notes”).

Briefly, you may either:

a. Tender all or some of your Outstanding Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

b. Retain your Outstanding Notes.

All tendered Outstanding Notes must be received on or prior to             , 2004 at 5:00 p.m., New York City Time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Outstanding Notes and the Letter of Transmittal, please call (800) 735-7777 or write DB Services Tennessee, Inc., Corporate Trust & Agency Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, TN 37211, Attention: Karl Shepard.